EXHIBIT 99.2

Unaudited Consolidated Balance Sheet

As of September 30, 2007
ASSETS	$1,029,770
Cash and cash equivalents	415,625
Other receivables from related parties	634,952
Other current assets	197,065
Total current assets	2,277,412

Property, plant and equipment, net	347,811
Software product development costs	923,590
Intangibles	38,246
Deferred tax assets	738,000
Total assets	$4,325,059

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$223,685
Accrued expenses	130,431
Deferred revenues	404,803
Total current liabilities	758,919

Stockholders’ equity
Common stock	19,784
Additional paid in capital	5,512,526
Treasury stock	(1,071,183)
Accumulated deficit	(909,159)
Foreign currency translation adjustment	14,172
Total stockholders’ equity	$3,566,140
Total liabilities and stockholders’ equity	$4,325,059

(The accompanying notes are an integral part of these consolidated financial statements)

Unaudited Consolidated Statements of Income

	For the Nine Months Ended September 30, 2006	For the Nine Months Ended September 30, 2007
Revenues	$4,099,034	$4,032,468
Cost of revenues and operating expenses Cost of revenues	1,495,240	1,333,330
Selling and marketing expenses	638,427	527,577
General and administrative expenses	755,044	968,909
Total cost of revenues and operating expenses	2,888,711	2,829,816
Earnings before interest, tax, depreciation and amortization	1,210,323	1,202,652
Interest	(788)	(371)
Depreciation and amortization	(677,936)	(663,291)
Other income	64,670	38,739
Net income before income taxes	596,269	577,729
Income tax	(3,052)	(22,639)
Net income	$593,217	$555,090

(The accompanying notes are an integral part of these consolidated financial statements)

Unaudited Consolidated Statements of Cash Flows

	Nine months ended September 30, 2006	Nine months ended September 30, 2007
Cash inflow/ (outflow) from operating activities
Net income	$593,217	$555,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	677,936	663,291
Bad debt expense	31,887	9,956
Changes in operating assets and liabilities
Accounts receivables	54,481	(195,532)
Other current assets	(37,409)	(598,849)
Accounts payables	(119,840)	(28,889)
Other current liabilities	(460,075)	(1,036,072)
Net cash provided by operating activities	740,197	(631,005)

Cash inflow/ (outflow) from investing activities
Purchases of fixed assets	(255,465)	(26,183)
Software product development cost	(470,856)	(499,545)
Net cash used in investing activities	(726,321)	(525,728)

Cash inflow/ (outflow) from financing activities
Issuance of common stock	303,261	0
Purchase of treasury stock	(728,135)	0
Net cash used in financing activities	(424,874)	0
Net increase /(decrease) in cash and cash equivalents	(410,998)	(1,156,733)
Foreign currency translation adjustment	(3,528)	17,700
Cash and cash equivalents at the beginning of the year	2,536,813	2,168,803
Cash and cash equivalents at the end of nine months	$2,122,287	$1,029,770
Non — Cash Activity:

Cash and cash equivalents comprise
Cash on hand	281	1,760
Balances with banks	2,122,005	1,028,010
Supplemental information
Interest paid	371	727
Income tax paid	22,621	11,751

(The accompanying notes are an integral part of these consolidated financials)

Notes to Unaudited Consolidated Financial Statements

NOTE 1 — GENERAL

iSarla Inc. (“the Company”), a Delaware corporation organized on April 4, 2000, is an application service provider, that provides an integrated online suite of solutions for managing and communicating human resource, employee benefits, and payroll information. The Company conducts its business under the trade name “iEmployee” and distributes its products both by direct sales and through other resellers.  For a tiered monthly fee based upon the number of employees, the hosted application gathers employee information in a centralized database.  The database in turn is accessible by its customers, their employees and others depending upon authorization levels.  Services include HR Software with Benefit Solution, Time and Attendance, Project Timesheet, Online Timesheet, Paid Time Off, Pay Stub/W-2, Expense Management, and Employee Self Service.  In addition, the Company provides consulting and other ancillary services.

During the year 2005, iSarla Inc. formed iSarla Software Solutions Private Limited (“iSarla India” or “foreign subsidiary”) a foreign subsidiary in India to provide consulting and technology expertise related to software and hardware internet based products and commerce.  iSarla Inc. contributed $26,000 in cash to acquire 99.99% ownership in iSarla India.  There was no gain or loss recorded as a result of this business combination.  The results of iSarla India operations have been included in the consolidated financial statements since the date of acquisition.

In the opinion of management, these interim financial statements contain all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of the financial position of Isarla, Inc. as of September 30, 2007 and the results of operations and cash flows for the nine months ended September 30, 2007 and 2006. These consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2006.

NOTE 2 — RELATED PARTY TRANSACTIONS

a. The Company advanced $634,952 to major stockholders and officers.  The loans are unsecured and specify no repayment schedule.  Interest has been accrued at current market rates.

b. During the nine months ended September 30, 2007, shareholders were retained for professional services and paid $98,819.

c. During the year ended December 31, 2005, the Company’s foreign subsidiary entered into a two year rental real estate contract with another foreign entity controlled by major stockholders and officers.  Total rent incurred during the nine months ended September 30, 2007 was $108,045.

NOTE 3 — RESEARCH AND DEVELOPMENT EXPENSES

Included in “Cost of Revenues” are computer software research & development expenses of $720,751 and $741,901 for the nine months ended September 30, 2006 and 2007, respectively.